CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 9, 2003, relating to the financial statements and financial highlights which appears in the August 31, 2003 Annual Report to Shareholders of INVESCO Combination Stock & Bond Funds, Inc. (now known as AIM Combination Stock & Bond Funds), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.



/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Denver, Colorado
November 24, 2003